SCHEDULE 13G

                        Amendment No. 2

                  Quad Systems Corp.
                         (Name of Issuer)

                           COMMON STOCK
                   (Title of Class of Securities)


                            74730Q104
                          (CUSIP Number)


1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

                Cowen & Company
                I.R.S. Identification No. 13-5616116

2.        Check the Appropriate Box if a Member of a Group

                                     (a)    /   /
                                     (b)    / X /

3.        SEC Use Only

4.        Citizenship or Place of Organization

                New York, New York

5.        Sole Voting Power

                75,000

6.        Shared Voting Power

                0

7.        Sole Dispositive Power

                75,000

8.        Shared Dispositive Power

                0

9.        Aggregate Amount Beneficially Owned By Each Reporting
          Person

                75,000

10.       Check Box if the Aggregate Amount in Row (9) Excludes
          Certain Shares *

                N/A

11.       Percent of Class Represented by Amount in Row 9

                1.74%

12.       Type of Reporting Person *

                BD, IA





                          SCHEDULE 13G

                        Amendment No. 2

                  Quad Systems Corp.
                         (Name of Issuer)

                           COMMON STOCK
                   (Title of Class of Securities)


                          74730Q104
                          (CUSIP Number)




1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

                Cowen Incorporated

2.        Check the Appropriate Box if a Member of a Group

                                (a)    /   /
                                (b)    / X /

3.        SEC Use Only

4.        Citizenship or Place of Organization

                New York, New York

5.        Sole Voting Power

                75,000

6.        Shared Voting Power

                0

7.        Sole Dispositive Power

                75,000

8.        Shared Dispositive Power

                0

9.        Aggregate Amount Beneficially Owned By Each Reporting
          Person

               75,000

10.       Check Box if the Aggregate Amount in Row (9) Excludes
          Certain Shares *

                N/A

11.       Percent of Class Represented by Amount in Row 9

                1.74%

12.       Type of Reporting Person *

                 HC, CO




                          SCHEDULE 13G

                        Amendment No. 1

                  Quad Systems Corp.
                         (Name of Issuer)

                           COMMON STOCK
                   (Title of Class of Securities)


                           74730Q104
                          (CUSIP Number)





1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person


                Joseph Cohen

2.        Check the Appropriate Box if a Member of a Group

                                    (a)    /   /
                                    (b)    / X /

3.        SEC Use Only

4.        Citizenship or Place of Organization

                New York, New York

5.        Sole Voting Power

                168,900

6.        Shared Voting Power

                0

7.        Sole Dispositive Power

                168,900

8.        Shared Dispositive Power

                0

9.        Aggregate Amount Beneficially Owned By Each Reporting
          Person

                168,900

10.       Check Box if the Aggregate Amount in Row (9) Excludes
          Certain Shares *

                N/A

11.       Percent of Class Represented by Amount in Row 9

                3.91%

12.       Type of Reporting Person *

                IN

Item 1

           (a)        Quad Systems Corp.
           (b)        Two Electric Dr.
                      Horsham, PA  19044

Item 2

           (a)        Name of Person Filing:
           (b)        Address of Principal Business Offices:
           (c)        Citizenship:

           This statement is filed by the following persons
           (collectively, the "Reporting Persons"):

                   Cowen & Company
                   Financial Square
                   New York, NY 10005-3597
                   (New York Limited Partnership)

                   Cowen Incorporated
                   Financial Square
                   New York, NY 10005-3597
                   (New York Corporation)

                   Joseph M. Cohen
                   Financial Square
                   New York, NY 10005-3597

           (d)        Common Stock
           (e)        74730Q104

Item 3     IF THE STATEMENT IS FILED PURSUANT TO RULE 13a-l(a)
           OR 13 d-2(b), CHECK WHETHER THE PERSON FILING IS:


           (a)   [ X ]    Broker or Dealer registered under
                          section 15 of the Act:

                          Cowen & Company

           (e)   [ X ]    Investment advisor registered under
                          section 203 of the Investment Advisers
                          Act of 1940:

                          Cowen & Company

           (g)   [ X ]    Parent Holding Company, in accordance
                          with Rule 13d-1(b)(ii)(G):

                          Cowen Incorporated

                          Joseph M. Cohen (an individual who may
                          be deemed to control Cowen
                          Incorporated.)

Item 4     OWNERSHIP

           Cowen & Company; Cowen Incorporated; Joseph M. Cohen

           (a)   168,900
           (b)   3.91%

           (c)      (i)       168,900
                   (ii)       0
                  (iii)       168,900
                   (iv)       0

Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON

     As a broker-dealer and an investment adviser, Cowen &
Company holds a portion of the securities on behalf of its clients, none of whose individual interests exceeds five percent.

ITEM 7     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE
           PARENT HOLDING COMPANY

                   See Item 3(g) and Exhibit A.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
           GROUP

                   Not applicable.

ITEM 9     NOTICE OF DISSOLUTION OF GROUP

                   Not applicable.

ITEM 10     CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1998

COWEN & COMPANY

By:      Cowen Incorporated,
         General Partner


By:      /s/ David R. Sarns
         David R. Sarns,
         Managing Director


COWEN INCORPORATED

By:     /s/ David R. Sarns
        David R. Sarns,
        Managing Director


JOSEPH M. COHEN

By:     /s/ Joseph M. Cohen
        Joseph M. Cohen